UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Rule 14a-101)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NBTY, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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These Definitive Additional Materials on Schedule 14A are being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2010, by and among the NBTY, Inc., (the “Company”), Alphabet Holding Company, Inc., a Delaware corporation (“Parent”) that was formed by an affiliate of TC Group, L.L.C. (d/b/a The Carlyle Group) (“Carlyle”), and Alphabet Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger (the “Merger”) of Merger Sub with and into the Company.

As previously disclosed on page 61 of the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by the Company on August 24, 2010 (the “Definitive Proxy Statement”), two putative stockholder class action lawsuits were filed in connection with the Merger in the Supreme Court of New York against the Company, members of its board of directors, Parent, Merger Sub, and Carlyle asserting that the directors breached their fiduciary duties, and asserting that Parent, Merger Sub and Carlyle aided and abetted those alleged breaches of fiduciary duty. One of the two lawsuits was dismissed by the plaintiff, who then joined in the other action.

On September 16, 2010, we entered into a memorandum of understanding with the plaintiffs regarding the settlement of the remaining putative stockholder class action.

The Company believes that no further supplemental disclosure is required under applicable laws; however, to avoid the risk of the putative stockholder class actions delaying or adversely affecting the Merger and to minimize the expense of defending such actions, the Company has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below. Subject to completion of certain confirmatory discovery by counsel to the plaintiffs, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Supreme Court of New York will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the Delaware General Corporation Law), pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Supreme Court of New York for an award of attorneys’ fees and expenses to be paid by the Company or its successor, which the defendants may oppose. The Company or its successor shall pay or cause to be paid any attorneys’ fees and expenses awarded by the Supreme Court of New York. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Supreme Court of New York will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of all outstanding stockholder suits as described in these Definitive Additional Materials on Schedule 14A, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

The Merger – Background of the Merger

The following disclosure supplements the discussion at page 31 of the Definitive Proxy Statement concerning the Background of the Merger.

The board of directors then discussed the Carlyle proposal (including Carlyle’s offer to increase its offer price by $0.50 per share of common stock if the Company agreed to increase a termination fee from 1% to 1.5% of the equity value of the Company in connection with entering into a superior alternative transaction with an excluded party regardless of when such excluded party made an acquisition proposal during the go-shop period (which increase, when compared to a termination fee of 1.0% of the equity value of the Company for the first 18 days of the go-shop period, equaled approximately $0.28 per share of common stock) as well as the status of the other Bidders, including with respect to the price and certainty offered by the Carlyle proposal as compared to the range of prices offered by the other Bidders, the volatility of the debt financing markets and the committed financing Carlyle had obtained, the risk that debt financing market conditions could deteriorate, which could result in debt financing not being available or being available on less favorable terms, the uncertainty as to whether the other Bidders would be able to submit viable proposals with a price higher than the price offered by Carlyle and the time the other Bidders would require to complete their due diligence review of the Company and execute definitive documentation with respect to a transaction and obtain committed debt financing on terms acceptable to the Company, the absence of other proposals received from the other Bidders following communications from representatives from BofA Merrill Lynch and Centerview that they should move quickly to the extent they were interested in a transaction with the Company, and the letter received from Bidder C and the subsequent conversation with Bidder C’s counsel indicating their potential willingness to participate in a go-shop process.

The following disclosure supplements the discussion at page 32 of the Definitive Proxy Statement concerning the Background of the Merger.

The selection of the 38 parties contacted incorporated collective input from BofA Merrill Lynch and Centerview with respect to potentially interested parties. Centerview determined to contact parties that had both the financial capacity to effect a transaction and a strategic interest in the Company’s lines of business and lines of business deemed similar to that of the Company.

After a specific request for supplemental information made by Bidder F, Centerview contacted Bidder G to provide the same information and to inquire if any additional information or assistance might be required. Bidder G did not request any additional information in response. With respect to the parties that did not request confidentiality agreements, in most cases, Centerview received direct verbal or written communication from the contacted party indicating their lack of interest in the Company.

The Merger – Opinions of Financial Advisors – Opinion of Centerview Partners LLC

The following disclosure supplements the discussion at page 39 of the Definitive Proxy Statement concerning the Historical Trading Multiples and Selected Comparable Company Analysis in the Opinion of Centerview Partners LLC.

Centerview also made, based on its professional judgment, certain qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

The financial multiples and ratios utilized were selected based on Centerview’s understanding of the industry and its professional judgment.

The following disclosure supplements the discussion at page 40 of the Definitive Proxy Statement concerning the Historical Trading Multiples and Selected Comparable Company Analysis in the Opinion of Centerview Partners LLC.

Centerview applied an illustrative range of multiples of 7.0x to 8.5x estimated calendar year 2010 EBITDA and 6.5x to 8.0x estimated calendar year 2011 EBITDA, derived from the selected companies analysis, to the Company forecasts to calculate an illustrative range of implied values per share of Company common stock, as compared with the value of the per share merger consideration, as set forth below. The selection of this illustrative range was based on Centerview’s professional judgment and took into account current and historical absolute and relative trading multiples of the Company and the selected comparable companies.

Illustrative Range of Implied Values Per Share of Company Common Stock:

	Range	Per Share Merger Consideration
CY2010E EBITDA	$43.75 – $53.75	$55.00
CY2011E EBITDA	$47.00 – $58.50	$55.00

The following disclosure supplements the discussion at page 40 of the Definitive Proxy Statement concerning the Illustrative Discounted Cash Flow Analysis in the Opinion of Centerview Partners LLC.

Stock based compensation expense was treated as a cash expense for purposes of determining unlevered free cash flow because there is a cost to the Company over the forecast period that is not reflected in the current share count. The range of terminal multiples was estimated by Centerview utilizing its professional judgment and experience and took into account the Company forecasts and current and historical absolute and relative trading multiples of the Company and the selected comparable companies.

Centerview calculated the present value of both the unlevered free cash flows and the terminal values using discount rates ranging from 9.5% to 11.5%, reflecting Centerview’s estimates of the Company’s weighted average cost of capital and Centerview’s professional judgment.

The following disclosure supplements the discussion at page 41 of the Definitive Proxy Statement concerning the Selected Transactions Analysis in the Opinion of Centerview Partners LLC.

The selection of the transactions included in this analysis and the decision to include transactions that took place over the course of the last ten years were based on Centerview’s professional judgment.

The following disclosure supplements the discussion at page 42 of the Definitive Proxy Statement concerning the Selected Transactions Analysis in the Opinion of Centerview Partners LLC.

Centerview applied an illustrative range of multiples of 1.1x to 1.4x last-twelve-months revenue and 6.5x to 8.0x last-twelve-months EBITDA, derived from the selected transactions analysis, to comparable financial data for the Company to calculate an illustrative range of implied values per share of Company common stock, as compared with the value of the per share merger consideration, as set forth below:

	Range	Per Share Merger Consideration
LTM Revenue	$43.75 – $56.50	$55.00
LTM EBITDA	$43.75 – $54.50	$55.00

The selection of this illustrative range of multiples was based on Centerview’s professional judgment.

The Merger – Opinions of Financial Advisors – Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

The following disclosure supplements the discussion at page 46 of the Definitive Proxy Statement concerning the Selected Publicly Traded Companies Analysis in the Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The companies included in this analysis were chosen because they are publicly traded companies with certain operations that, for purposes of analysis, may be considered similar to certain operations of the Company. Below are the high, low and median multiples for these selected companies:

	High	Low	Median
Enterprise Value / CY2010E EBITDA	11.8x	6.1x	8.3x
Enterprise Value / CY2011E EBITDA	9.8x	5.4x	7.8x
Price Per Share / CY2011E Earnings Per Share	19.8x	7.8x	12.4x

BofA Merrill Lynch selected the range of multiples it utilized for this analysis based on BofA Merrill Lynch’s understanding of the industry and its professional judgment.

The following disclosure supplements the discussion at page 47 of the Definitive Proxy Statement concerning the Selected Precedent Transactions Analysis in the Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The transactions included in this analysis were chosen based on a review of transactions in the past ten years where information was publicly available, and because they involve companies with certain operations that, for purposes of analysis, may be considered similar to certain operations of the Company. Below are the high, low and median multiples implied by these selected precedent transactions:

	High	Low	Median
Enterprise Value / LTM EBITDA	11.2x	5.1x	7.6x

BofA Merrill Lynch selected the range of multiples it utilized in this analysis based on BofA Merrill Lynch’s understanding of the industry and its professional judgment.

The following disclosure supplements the discussion at page 48 of the Definitive Proxy Statement concerning the Discounted Cash Flow Analysis in the Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

For purposes of this analysis, stock based compensation expense was treated as a cash expense for purposes of determining unlevered free cash flow. In selecting the range of terminal EBITDA values, BofA Merrill Lynch took into account the Company’s current and historical EBITDA multiples, as well as EBITDA multiples in the selected publicly traded companies.

The cash flows and terminal values were discounted to present value as of September 30, 2010 using discount rates ranging from 9.0% to 11.0%, based on the estimated weighted average cost of capital based on industry comparables, and net debt was subtracted.

The following disclosure supplements the discussion at page 49 of the Definitive Proxy Statement concerning the Miscellaneous section of the Financial Analyses in the Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $19 million, $1.5 million of which was payable upon the rendering of BofA Merrill Lynch’s opinion and a significant portion of which is contingent on the completion of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its reasonable expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Merger, the Company filed the Definitive Proxy Statement and a form of proxy with the SEC on August 24, 2010 and the Definitive Proxy Statement and a form of proxy were mailed to the stockholders of record of the Company as of August 23, 2010. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s stockholders will be able to obtain, without charge, a copy of the Definitive Proxy Statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the Definitive Proxy Statement and other relevant documents by directing a request by mail or telephone to NBTY, Inc, Attn: General Counsel, 2100 Smithtown Avenue, Ronkonkoma, New York 11779, telephone: (631) 567-9500, or from the Company’s website, http://www.nbty.com.

PARTICIPANTS IN SOLICITATION

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on January 15, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s stockholders generally, by reading the Definitive Proxy Statement, which was filed with the SEC on August 24, 2010 and other relevant documents regarding the Merger when filed with the SEC.